Exhibit 10.3

Generac Holdings Inc.

Amended and Restated

2019 Equity Incentive Plan

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

Upon acceptance by you through the online acceptance procedures of the Third Party Stock Plan Administrator ("Administrator"), this Nonqualified Stock Option Award Agreement (this “Agreement”) is made effective as of the date set forth on your online award acceptance page of the Administrator (“Grant Date”), which is incorporated by reference herein, between Generac Holdings Inc., a Delaware corporation (the “Company”) and you (the “Participant”).

R E C I T  A L S:

WHEREAS, the Company has adopted and the stockholders have approved the Generac Holdings Inc. Amended and Restated 2019 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan;

WHEREAS, the Company has adopted the Generac Power Systems, Inc. Executive Change in Control Policy (the “CIC Policy”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.         Grant of the Option.  The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate a certain number of Shares as set forth on the Participant’s Notice of Award) attached hereto, which is incorporated herein by reference and made a part of this Agreement. The Option is intended to be a Non-Qualified Stock Option.

2.         Option Exercise Price. The purchase price of the Shares subject to the Option shall equal the exercise price as defined and calculated pursuant to Section 7 of the Plan, and which corresponds to the Grant Date set forth on your online award acceptance page of the Administrator and denoted as the award exercise price (the “Exercise Price”).

3.         Option Term. The term of the Option shall be ten (10) years, commencing on the Date of Grant, unless terminated at an earlier time pursuant to Section 6 (the “Option Term”).  The Option shall automatically terminate upon the expiration of the Option Term, or at such earlier time specified herein or in the Plan.

4.         Scheduled Vesting of the Option.  Subject to the Participant’s continued Service to the Company through the applicable vesting date, the Option shall vest in equal installments on each of the first four (4) anniversaries of the Date of Grant, such that twenty-five percent (25%) of the Option vests on each such anniversary. At any time, the portion of the Option which has become vested in accordance with the terms hereof shall be called the “Vested Portion”. To the extent the Option has not already been exercised and has not expired or been terminated or cancelled, the Participant or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time during the Option Term purchase all or any portion of the Shares subject to the Vested Portion.

5.     Acceleration of Vesting Upon Termination in Connection with a Change in Control. Notwithstanding Section 4 hereof, (i) in the event of a Change in Control, the provisions of Section12 of the Plan shall apply except as specifically provided herein, and (ii) in the event of (1) Participant’s Qualifying Termination (as defined under the CIC Policy) or (2) a termination of Participant’s Service by the Company or any Affiliate without Cause within the one (1) year period following a Change in Control, the Option shall immediately vest and become exercisable in full as of the date of such Qualifying Termination or termination of Participant’s Service, as applicable, and shall remain exercisable until the earlier of (x) one (1) year following such Qualifying Termination or termination of Service, as applicable, and (y) the expiration of the Option Term.  In addition, vesting and exercisability of this Option may be accelerated during the term of the Option under the circumstances described in Section 12(b)(2) of the Plan.

6.         Termination of Service.

(a)       Termination of Service for Cause.   Upon a termination of the Participant’s Service by the Company for Cause, the Option, including the Vested Portion, shall immediately terminate and be forfeited without consideration.

(b)       Termination of Service for Normal Retirement. Upon  a termination of the Participant’s Service by reason of Normal Retirement, any unvested portion of the Option shall continue to vest during the period beginning on the last date of the Participant’s employment with the Company and ending on the earlier of (i) one year (two years, if at least six (6) months’ notice of Normal Retirement is provided) following such last date of employment and (ii) the expiration of the Option Term, and any portion so vested shall remain exercisable until the earlier of (i) the end of such one (or two) year period following the last date of employment and (ii) the expiration of the Option Term. However, any unvested portion of an Option issued within six (6) months of this Agreement, as of the Participant’s last date of employment, shall be forfeited. Any Vested Portion as of the last date of employment as contemplated by this Section 6(b) shall remain exercisable until the earlier of (i) one year following such termination of Service and (ii) the expiration of the Option Term. “Normal Retirement” shall mean a voluntary termination of employment or service by a Participant who has attained at least sixty (60) years of age and has at least fifteen (15) years of service to the Company or any of its Affiliates.

(c)        Termination of Service for Death or Disability.     Upon a termination of the Participant’s Service by reason of death or Disability, any unvested portion of the Option shall vest as of the termination of Service and the Option shall remain exercisable until the earlier of (i) one year following such termination of Service and (ii) the expiration of the Option Term.

(d)        Other Terminations of Service.    Upon a termination of the Participant’s Service for any reason, other than as contemplated by Sections 5, 6(b), and 6(c), above, any unvested portion of the Option shall immediately terminate and be forfeited without consideration.  Any Vested Portion as of the date of a termination of Service contemplated by this Section 6(d) shall remain exercisable until the earlier of (i) ninety (90) days following such termination of Service and (ii) the expiration of the Option Term.

7.         Exercise Procedures.

(a)       Notice of Exercise.    Except as set forth in Section 6, the Participant or the Participant’s representative may exercise the Vested Portion or any part thereof prior to the expiration of the Option Term via the Participant’s online award account with the Administrator (the “Notice of Exercise”). The Notice of Exercise shall be signed by the person exercising such Option.   In the event that such Option is being exercised by the Participant’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Company) of such representative’s right to exercise such Option.  In the event the Option is being exercised following the termination of the Participant’s Service, exercise shall be subject to the Participant’s execution within forty-five (45) days after the termination date, and non-revocation of, of an effective general release and waiver of all claims against the Company, its Affiliates and their respective officers and directors, in the form provided by the Company (“Release”).

(b)       Method of Exercise.  The Participant or the Participant’s representative shall deliver to the Company, at the time the Notice of Exercise is given, payment in a form permissible under Section 7 of the Plan for the full amount of the aggregate Exercise Price for the exercised Option.

(c)       Issuance of Shares.  Provided the Company receives a properly completed and executed Notice of Exercise and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 16(c) of the Plan, have been satisfied, payment for the full amount of the aggregate Exercise Price, and, if applicable, an effective Release as required by Section 7(a), the Company shall promptly cause to be issued certificates for the Shares underlying the exercised Option, registered in the name of the Person exercising the applicable Option, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account of such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

8.         Restrictive Covenant Agreement.  The Participant and the Company may have previously entered into a restrictive covenant agreement.   If applicable, Participant hereby reaffirms their obligations under such restrictive covenant agreement and nothing contained in this Agreement shall cancel, change or modify Participant’s obligations thereunder.

9.         Non-Disparagement.   The Participant, while providing Service to the Company and thereafter, shall not make any oral or written communication to any Person that disparages, or has the effect of damaging the reputation of, the Company, the Affiliates or their respective directors, officers, agents, employees, former employees, representatives or stockholders; provided, that, nothing in the foregoing shall preclude the Participant from disclosing any information to Participant’s attorney or in response to a lawful subpoena or court order requiring disclosure of information; and provided further that nothing in this Section 9 prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Participant has reason to believe is unlawful.

10.       Adjustment of Shares.  In the event of any corporate event or transaction (as described in Section 12(a) of the Plan), the terms of this Agreement (including, without limitation, the number and kind of Shares subject to this Agreement and the Exercise Price) may be adjusted as set forth in Section 12(a) of the Plan.

11.       No Right to Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE OPTIONS PURSUANT TO THE VESTING SCHEDULE HEREOF IS OBTAINED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAWS IS AT THE WILL OF THE COMPANY AND ITS AFFILIATES (THE “COMPANY GROUP”) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING OPTIONS OR SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY GROUP TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

12.       Nature of Grant.  In accepting this Award of Options, Participant acknowledges, understands and agrees that:

(a)          the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;

(b)          all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Committee;

(c)          Participant is voluntarily participating in the Plan;

(d)          the Options and the Shares obtained upon exercise of the Options are not intended to replace any pension rights or compensation;

(e)          the Options and the Shares obtained upon exercise of the Options, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)           the future value of the Shares obtained upon exercise of the Options is unknown, indeterminable and cannot be predicted;

(g)          for purposes of the Options, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Committee, Participant’s right to vest in the Options under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Award of Options (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

(h)          unless otherwise provided in the Plan or by the Committee in its discretion, the Options and the benefits evidenced by this Agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(i)            the following provisions apply if Participant is providing services outside the United States:

(A)          the Options and the Shares subject to the Options are not part of normal or expected compensation or salary for any purpose;

(B)          Participant acknowledges and agrees that the Company Group shall not be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Options or of Shares obtained upon exercise of the Options or the subsequent sale of any Shares acquired upon exercise; and

(C)         no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Options to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company Group, waives his or her ability, if any, to bring any such claim, and releases the Company Group from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

13.       Securities Laws/Legend on Certificates.   The issuance and delivery of Shares upon exercise of vested Options shall comply with Section 16(c) of the Plan (or be exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, non-U.S. law, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares under the Plan or Awards, and accordingly any certificates for Shares or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of Shares under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such Shares would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may reasonably request which satisfies such requirements.

14.       Transferability. Unless otherwise provided by the Committee, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

15.       Taxes.

(a)    Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold for any applicable taxes and/or social insurance liability obligations and requirements in connection with the Options, including, without limitation, (i) all federal, state, local, and foreign taxes (including Participant’s Federal Insurance Contributions Act (FICA) or other social insurance obligations) that are required to be withheld by the Company Group or other payment of tax-related items related to Participant’s participation in the Plan, and legally applicable to Participant, (ii) Participant’s and, to the extent required by the Company Group, the Company Group’s fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Units or sale of Shares, and (iii) any other Company Group taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Options (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. Participant acknowledges that, regardless of any action taken by the Company Group. the ultimate liability for any Tax-Related Obligations is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the Company Group.

(b)    Tax Consequences. Participant has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

(c)    No Guarantees Regarding Tax Treatment. The Participant (or the Participant’s beneficiaries) shall be responsible for all taxes with respect to the Options and Shares obtained upon exercise of such Options, if any. The Committee and the Company make no guarantees regarding the tax treatment of this Award. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company Group nor or any of its employees or representatives shall have any liability to a Participant with respect thereto. Participant further acknowledges that the Company Group does not (A) make any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, or (B) make any commitment to or is under any obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that Company Group may be required to withhold or account for Tax Obligations in more than one jurisdiction.

16.       Notices. Any notification required by the terms of this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid.  A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

17.       Entire Agreement.   This Agreement, the details of the award on the Participant’s online award acceptance page of the Administrator, the terms of the Mandatory Clawback Policy and Supplemental Clawback policy, as amended from time to time, if applicable, and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; however if any term in either the Mandatory Clawback Policy or Supplemental Clawback Policy are contrary to any term contained herein, the terms of such policies shall prevail

18.       Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

19.       Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the  Participant’s  assigns  and  the legal  representatives,  heirs  and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

20.       Country Addendum. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in an appendix (if any) to this Agreement for any country whose laws are applicable to the Participant and this Award of Units (as determined by the Committee in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Agreement.

21.       Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the members of the Company Group for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company Group may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data may be transferred to the Administrator, or such other provider as may be selected by the Company in the future, assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, the Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.

Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Company Group will not be adversely affected. The only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

22.       Choice of Law. Except as required by applicable local law, this Agreement shall be governed by the law of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

23.       Option Subject to Plan.  By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference.   In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

24.       Amendment. The Committee, or the CEO, if delegated such authority, may amend or alter this Agreement and the Option granted hereunder at any time, subject to the terms of the Plan.

25.       Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

26.       Signature in Counterparts. The grant of Options is subject to Participant’s acceptance of the terms and conditions of this Agreement. By clicking the acknowledgment button, Participant indicates he or she (1) has been provided access to a copy of the Plan, (2) has had the opportunity to obtain independent legal advice prior to accepting the grant, (3) has read this Agreement and, if applicable, the relevant Country Addendum, (4) agrees fully to the terms of the Agreement and (5) has consented to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator. The Participant also acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Options shall be final and conclusive.

26.         Compensation Recovery. In addition to those provisions in Sections 8 and 9, to the extent that this Award and any compensation associated therewith is considered “incentive- based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed.  This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

27.       Forfeiture. Notwithstanding anything to the contrary in this Agreement, if the Participant’s Service is terminated for Cause, or if, during the term of the Participant’s Service with the Company and its Affiliates and for one year after such Service ends (or such longer period as specified in the Participant’s Restrictive Covenant Agreement, if applicable, or following the Participant’s Normal Retirement and prior to the Scheduled Vesting Date) (the “Restricted Period”), the Participant breaches any of the restrictive covenants contained in  Section 8 or  Section 9, then (i) the Participant shall immediately forfeit this Award and any right to receive Options that have not yet been issued pursuant to Section 4, (ii) all outstanding but not-yet-exercised Options shall be canceled, and (iii) with respect to Shares that have been issued pursuant to this Award, either (A) the Participant shall return such Shares to the Company, or (B) the Participant shall pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of their date of issuance pursuant to this Agreement.

28.       Language.  If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.